Exhibit n(iv) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K

                            Amendment #1 to EXHIBIT A
                                     to the
                               Multiple Class Plan
                              MARSHALL FUNDS, INC.
                                 Class Y Shares
                           Marshall Money Market Fund
                      Marshall Government Money Market Fund

     This Exhibit to the Multiple Class Plan (the "Plan") is hereby adopted by the above-listed portfolios of the Corporation ("Funds") on whose behalf it is executed as of the date stated below, pursuant to Sections 2, 3, 4, and 5 of the Plan with regard to the Class Y Shares of the Fund.

1.  Separate Arrangements

     Channel/Target Customers
     Class Y Shares are designed for sale to customers of M&I Corp. and its affiliates or retail customers of institutions that have not entered into a marketing arrangement or do not provide sales and/or administrative services for the sale of Fund shares.

     Sales Load
     None

     Distribution Fees
     None.

     Shareholder Services Fees
     Maximum shareholder service fee: 0.02 of 1% of the average daily net asset value of the Class Y Shares. All or any portion of this fee may be waived by the shareholder servicing agent from time to time.

     Minimum Investments
     The minimum initial investment in Class Y Shares is $1,000. Subsequent investments must be in amounts of at least $50.

     Voting Rights
     Each Class Y Share gives the shareholder one vote in Director elections and other matters submitted to shareholders of the entire Corporation for vote. All shares of each portfolio or class in the Funds have equal voting rights, except that only shares of a particular portfolio or class are entitled to vote in matters affecting that portfolio or class.

2.   Expense Allocation

     Distribution Fees
     No Distribution Fees are allocated to Class Y Shares.

     Shareholder Service Fees
     Shareholder Service Fees are allocated equally among the Class Y Shares of the Fund.

3.   Conversion Features

     Class Y Shares are not convertible into shares of any other class.

4.   Exchange Features

     Class Y Shares of any portfolio may be exchanged for Shares of other Funds of the Corporation pursuant to the conditions described in the appropriate prospectus.


     IN WITNESS WHEREOF, this Class Exhibit has been executed on behalf of the above-listed portfolios of the Corporation by their duly-authorized offficer(s) as of the date(s) set forth below.


                                          MARSHALL FUNDS, INC.


                                          By:  /s/ John M. Blaser
                                          Name:  John M. Blaser
                                          Title:  President
                                          Date:  December 31, 2003